Investor and Media Contacts:
Alex Wellins or Molly Plyler
The Blueshirt Group, for Napster
(415) 217-7722
alex@blueshirtgroup.com; molly@blueshirtgroup.com

NAPSTER INCREASES REVENUE 24% IN THE SECOND QUARTER
 AND POSTS ANOTHER CASH FLOW POSITIVE QUARTER

LOS ANGELES - November 1, 2007 - Napster (Nasdaq: NAPS) today reported financial results for its fiscal second quarter ended September 30, 2007.

“Napster grew quarterly revenues 24 percent year-over-year and generated a record $1.3 million in positive cash flow in the second quarter while substantially narrowing our net loss year- over-year,” said Chris Gorog, Napster's chairman and chief executive officer. “We recently launched Napster 4.0, the web-based version of our flagship product, to strong reviews. Napster Mobile is maintaining its leadership position as the global music solution of choice among the world’s leading carriers, and AT&T recently announced over-the-air availability of Napster, providing instant access to music for its wireless customers. We remain focused on our strategy of providing our customers with access to unlimited music anywhere, anytime.”

Net revenue for Napster’s second quarter of fiscal 2008 grew to $31.6 million, up 24 percent from $25.5 million in the second quarter of fiscal 2007. Net loss for the second quarter of fiscal 2008 narrowed to $5.1 million, or $0.12 per basic and diluted share, compared to a net loss of $9.0 million, or $0.21 per basic and diluted share, in the second quarter of fiscal 2007.

Napster ended the second fiscal quarter with $68.4 million of cash, cash equivalents and short-term investments, an increase of $1.3 million from the prior quarter.

Napster had approximately 750,000 paid subscribers at September 30, 2007, down from approximately 770,000 on June 30, 2007, as anticipated based on historical quarterly patterns.

 Business Outlook
“We expect to see third quarter revenues grow to approximately $33 million based on continued uptake of our Napster To Go and mobile-based services. We are also reaffirming our previous guidance that Napster will be cash flow positive for the fiscal year, a first for our company,” said Nand Gangwani, Napster’s chief financial officer.

Napster 2Q08 Earnings Release, 11/1/07	Page 2

Corporate Highlights

Napster recently:

•
Announced over-the-air availability of Napster Mobile on AT&T’s mobile network beginning in mid-November. The Napster Mobile service will enable AT&T wireless customers to easily search a music catalog with more than 5 million songs, preview samples of each song and conveniently purchase and download their favorite music from their wireless handsets in less than a minute. Customers will have the ability to download five tracks a month with the Napster Mobile Five-Track Pack option for a discounted price of $7.49 or purchase songs a la carte for just $1.99. As a special offer, customers who select the Napster Mobile Five-Track Pack from their phone will receive the first five songs free.

•
Partnered with Sonos, the leading developer of wireless multi-room music systems for the digital home, to release new software which lets Sonos Digital Music System customers instantly access Napster's music discovery tools and play its catalog of over 5 million tracks anywhere in the house without turning on a computer or installing an application.

•	Launched Napster 4.0, a feature-rich web-based service that allows subscribers to access and play their music on any internet-connected computer without downloading any software.

•
Partnered with Maxfield, a leading German consumer electronics manufacturer, that will give customers who purchase Maxfield's new flagship MP3 player, the MAX Tiburon Grande Deluxe, instant access to the Napster To Go digital music service.

•
Announced a marketing partnership with Hewlett-Packard (HP) that confirms all HP Pavilion and Compaq Presario desktop and notebook computers sold in the UK and Germany will include access to Napster's industry-leading music subscription service, straight out of the box, giving consumers immediate access to high quality digital content.

•	Announced that Christopher Allen has joined the Company as Chief Operating Officer. Mr. Allen will be responsible for product strategy, development and marketing.

Napster 2Q08 Earnings Release, 11/1/07	Page 3

Conference Call Information

The Napster second-quarter teleconference and webcast is scheduled to begin at 2:00 p.m. PDT on Thursday, November 1, 2007. To participate on the live call, analysts and investors should dial 800-366-7449 at least ten minutes prior to the call. Napster will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the Company’s Web site at http://investor.napster.com.

About Napster

Napster, the pioneer of digital music, offers the ultimate in interactive music experiences, creating better ways to discover, share, acquire and enjoy music -- anytime, anywhere. The Company's offerings include "Napster" (www.Napster.com <http://www.napster.com/> ) -- the most popular on-demand music subscription service in the world; "Freenapster" (www.freenapster.com <http://www.freenapster.com/> ) -- a unique Web experience offering free on demand music legally; and "Napster Mobile" -- one of the industry's fastest growing mobile music platforms. Headquartered in Los Angeles, Napster's services are available in markets across North America, Europe and Japan.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, including all of the statements under the heading “Business Outlook” above are forward-looking statements that are subject to certain risks and uncertainties such as our limited operating history; failure to develop new products and services; flaws inherent in our products or services; decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; the adoption rate of mobile platforms as a method of digital music purchase, including the rate of adoption of music-enabled cell phones compatible with the Company’s service offerings; intense and varied competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on November 1, 2007, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2007 Napster, LLC. All rights reserved. Napster is a registered trademark of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

Napster 2Q08 Earnings Release, 11/1/07	Page 4

NAPSTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	As of
	September 30, 2007	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$43,921	$30,069
Short-term investments	24,445	36,414
Accounts receivable, net of allowance for doubtful accounts of $16 at September 30, 2007 and $10 at March 31, 2007	2,083	1,418
Prepaid expenses and other current assets	3,395	6,547
Total current assets	73,844	74,448
Property and equipment, net	4,316	4,736
Goodwill	34,658	34,658
Identifiable Intangible assets, net	5,103	7,729
Other assets	144	158
Total assets	$118,065	$121,729

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,523	$2,231
Accrued liabilities	25,161	23,574
Deferred revenues	6,799	7,601
Total current liabilities	36,483	33,406
Long-term liabilities
Deferred income taxes	4,011	3,548
Other long-term liabilities	76	69
Total liabilities	40,570	37,023
Stockholders' equity:
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and Outstanding: 46,351 shares at September 30, 2007 and 44,770 shares at March 31, 2007	46	45
Additional paid-in capital	264,463	262,730
Accumulated deficit	(187,522)	(178,194)
Accumulated other comprehensive income	508	125
Total stockholders' equity	77,495	84,706

Total liabilities and stockholders' equity	$118,065	$121,729

Napster 2Q08 Earnings Release, 11/1/07	Page 5

NAPSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Service	$30,862	$25,359	$63,055	$53,406
Product and license	756	101	817	170
Total revenues	31,618	25,460	63,872	53,576

Cost of revenues:
Service	21,775	18,312	44,996	37,319
Product and license	398	214	628	329
Total cost of revenues	22,173	18,526	45,624	37,648

Gross margin	9,445	6,934	18,248	15,928

Service gross margin %	29%	28%	29%	30%
Product and license gross margin %	47%	(112)%	23%	(94)%
Gross margin %	30%	27%	29%	30%

Operating expenses:
Research and development	2,264	2,297	4,976	5,234
Sales and marketing	4,978	8,526	8,969	18,997
General and administrative	6,462	5,712	12,427	11,700
Amortization of intangible assets	1,087	-	2,626	-
Total operating expenses	14,791	16,535	28,998	35,931

Loss from operations	(5,346)	(9,601)	(10,750)	(20,003)

Other income, net	595	1,227	2,026	2,408

Loss before income tax provision	(4,751)	(8,374)	(8,724)	(17,595)
Income tax provision	(333)	(290)	(604)	(557)
Loss from unconsolidated entity	-	(338)	-	(668)

Net loss	$(5,084)	$(9,002)	$(9,328)	$(18,820)

Basic and diluted net loss per share	$(0.12)	$(0.21)	$(0.21)	$(0.44)

Weighted average shares used in computing net loss per share
Basic and diluted	43,540	43,197	43,475	43,147